EXHIBIT 99.1

CHDT Corp. First STP-Branded Automotive Accessory Order

Regional Retail Chain Places Order

DEERFIELD BEACH, FL--(MARKET WIRE)--Dec 4, 2007 -- CHDT Corp., a Florida corporation (OTC BB:CHDO.OB - News)(CHDT), announced today that its wholly owned subsidiary, Capstone Industries, Inc. (CAP), has received its first STP-branded automotive accessory order from a major regional retail chain for shipment in January 2008. This is the first formal confirmation of retailers' interest expressed at the 2007 AAPEX trade show where CAP launched thirty five new STP® branded tools and automotive accessories -- all of which can be seen at www.stptools.com.

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We regard this initial order for our STP-branded products, coming so soon after the initial roll out of the product line at the AAPEX trade show, as a promising indication of the potential market appeal of our STP-branded power tool and automotive accessory lines," said Oscar Martinez, VP-Sales for CAP. "While market penetration of the product line will not be known until we are further into 2008,

•	We are off to what we regard as a good start with this order," added Mr. Martinez.

STP® is one of the most recognized brand names in the North America automotive industry with over 50 years of history. CAP has designed a spectrum of technologically innovative products that CAP believes will enhance and complement the value of the STP® brand. STP® cordless power tools feature models with quick-charging Lithium Ion batteries and LED work-area lighting. STP® branded accessories include; power inverters, jump starters, spotlights and garage clocks.

"Capstone has doubled its 2007 revenues quarter to quarter from the growth of our book light division and it's encouraging to see our STP® product lines gaining traction for 2008," said Reid Goldstein, President of CAP. "We are pursuing an aggressive presentation schedule and going through the vendor approval process with many retailers nationwide," he said.

STP® and Armor All are trademarks of Clorox Corp.

ABOUT CHDT: CHDT Corp. is a public holding company that engages through its CAP subsidiary in the sale of consumer products, specifically STP-branded power tools and portable book lights, through retailers and wholesalers nationwide. See http://www.chdtcorp.com for more information about the company and www.capstoneindustries.com and www.stptools.com for information on our products. References to websites or URLs in this press release do not constitute an incorporation of such websites' or URLs' contents in this press release.

FORWARD LOOKING STATEMENTS: Statements in this press release that relate to future events or projections or expectations of CHDT and its subsidiaries are or contain "forward-looking statements" under and protected by the Private Securities Litigation Reform Act of 1995, as amended. Actual business or financial results may differ materially from such statements because of a number of risks and uncertainties, including risks that are beyond the control of CHDT and its subsidiaries and uncertainties beyond the ability of CHDT or its subsidiaries to predict. CHDT is a "penny stock" company. Additional risk factors are set forth in CHDT's Form 10-KSB for the fiscal year ending December 31, 2006 and other current SEC filings and these risk factors should be carefully reviewed and considered.

Contact:
     CONTACT:
     Janek@capstoneindustries.com
     954-252-3440